As filed with the Securities and Exchange Commission on January 9, 2007
                       Securities Act File No. 333-133590
                    Investment Company Act File No. 811-21190
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
                         Pre-Effective Amendment No. [ ]
                       Post-Effective Amendment No. 1 [X]
                        (Check appropriate box or boxes)

    CITIGROUP ALTERNATIVE INVESTMENTS MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC
               (Exact Name of Registrant as Specified in Charter)

                                 (212) 559-4999
                        (Area Code and Telephone Number)

                        731 Lexington Avenue, 25th Floor
                            New York, New York 10022
                     Address of Principal Executive Offices:
                     (Number, Street, City, State, Zip Code)

                                Millie Kim, Esq.
                      Citigroup Alternative Investments LLC
                        731 Lexington Avenue, 28th Floor
                            New York, New York 10022

                     Name and Address of Agent for Service:
                  (Number and Street) (City) (State) (Zip Code)

                                   Copies to:

                             Paul S. Schreiber, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-8920

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Calculation of Registration Fee under the Securities Act of 1933:


---------------------------------------- -------------------------------------- --------------------------------------
                                         Proposed Maximum
Title of Securities Being Registered     Aggregate Offering Price(1)            Amount of Registration Fee
---------------------------------------- -------------------------------------- --------------------------------------
Shares, Multi-Strategy Series G          $64,813,821.63                         $6,935.08
($0.00001 par value)
---------------------------------------- -------------------------------------- --------------------------------------


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. Such fee was transmitted with the Registrant's previously filed Form N-14/8C filed on April 27, 2006 (File Nos. 333-133590 and 811-21190).


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


This Amendment to the Registration Statement on Form N-14 of Citigroup Alternative Investments Multi Adviser Hedge Fund Portfolios LLC (the "Company"), filed with the Commission on September 21, 2006 (Accession No. 0000947871-06-001538; 1933 Act Registration No. 333-133590) (the "Registration
Statement"), is being filed solely to add Exhibits 12 and 13(e) to the Registration Statement. The prospectus and statement of additional information included in the Registration Statement are incorporated herein by reference.

================================================================================


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                                    FORM N-14
                                     PART C
                                OTHER INFORMATION

    CITIGROUP ALTERNATIVE INVESTMENTS MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC


ITEM 15. INDEMNIFICATION

         The Company has undertaken to apply the indemnification provisions of the Limited Liability Company Agreement of the Company in a manner consistent with Investment Company Act Release No. 11330 (Sept. 4, 1980) issued by the Securities and Exchange Commission, as long as the interpretation of Sections 17(h) and 17(i) of the 1940 Act contained in that release remains in effect.

         The Company maintains insurance on behalf of any person who is or was an Independent Director, officer, employee or agent of the Company, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. In no event, however, will the Company pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which the Company itself is not permitted to indemnify.

ITEM 16. EXHIBITS

(1)(a) Certificate of Formation of Limited Liability Company.**

(1)(b) Form of Limited Liability Company Agreement.****

(2) Not Applicable.

(3) Not Applicable.

(4) Form of Agreement and Plan of Reorganization and Merger.*****

(5) See Item 1(b).

(6) Form of Investment Advisory Agreement.***

(7) Form of Placement Agency Agreement.***

(8) Not Applicable.

(9) Form of Custodian Agreement.***

(10) Not applicable.

(11) Form of opinion of counsel.*****

(12) Opinion of tax counsel. Filed herewith.

(13)(a) Form of Administration, Accounting and Transfer Agent Services
Agreement.*

(13)(b) Form of Administrative and Investor Services Agreement.*

(13)(c) Form of Escrow Agreement.***

(13)(d) Powers of Attorney conferring authority to file this registration statement for Charles Hurty, Steven Krull, and Raymond Nolte (the registration statements filed on Form N-14 8C on April 27, 2006, and on Form N-14 8C/A on June 19, 2006 and September 5, 2006 were authorized by resolutions of the Board of Directors dated February 17, 2006).*****

(13)(e) Powers of Attorney conferring authority to file this registration statement for Joshua Weinreich and Amy Olsen. Filed Herewith.

(14) Consent of Independent Registered Public Accounting Firm.*****

(15) Not applicable.

(16) Not applicable.


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


(17) Not applicable.

* Filed with the Company's registration statement under the Securities Act of 1933 on Form N-14 8C on April 27, 2006 (File no. 333-133590) and incorporated herein by reference.

** Filed with the Company's initial registration statement under the Investment Company Act of 1940 on Form N-2 on August 23, 2002 (File no. 811-21190) and incorporated herein by reference.

*** Filed with Amendment No. 1 to the Company's registration statement under the Investment Company Act of 1940 on Form N-2 on November 13, 2002 (File no. 811-21190) and incorporated herein by reference.

**** Filed with Amendment No. 2 to the Company's registration statement under the Securities Act of 1933 on Form N-14 8C/A on September 5, 2006 (File no. 333-133590) and incorporated herein by reference.

***** Filed with Amendment No. 3 to the Company's registration statement under the Securities Act of 1933 on Form N-14 8C/A on September 21, 2006 (File no. 333-133590) and incorporated herein by reference.



ITEM 17. UNDERTAKINGS

                  (1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter with the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statements and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.



                                   SIGNATURES

         As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York, State of New York on the 9th day of January, 2007.

CITIGROUP ALTERNATIVE INVESTMENTS
MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

By: /s/ Raymond Nolte*
    ---------------------------
    Raymond Nolte
    President (Principal Executive Officer) and Director

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    /s/ Charles Hurty*                Director                  January 9, 2007
    ---------------------------
    Charles Hurty

    /s/ Steven Krull*                 Director                  January 9, 2007
    ---------------------------
    Steven Krull


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


     /s/ Raymond Nolte*               President (Principal      January 9, 2007
    ---------------------------       Executive Officer)
    Raymond Nolte                     and Director

    /s/ Joshua Weinreich*             Director                  January 9, 2007
    ---------------------------
    Joshua Weinreich

    /s/ Amy Olsen*                    Treasurer (Principal      January 9, 2007
    --------------------------        Financial Officer)
    Amy Olsen


    *  By: /s/ Christopher Hutt
           --------------------
           Christopher Hutt
           Power of Attorney


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